UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 9, 2010

Sara Lee Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	1-3344	36-2089049
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3500 Lacey Road, Downers Grove, Illinois		60515
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(630) 598-6000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On November 9, 2010, Sara Lee Corporation, a Maryland corporation ("Sara Lee"), entered into a Share Purchase Agreement (the "Purchase Agreement") with BBU, Inc., a Delaware corporation ("Bimbo"), and Grupo Bimbo, S.A.B. de C.V., a sociedad anónima bursátil de capital variable organized under the laws of Mexico ("Grupo Bimbo"). Pursuant to the Purchase Agreement, Sara Lee will sell its North American fresh bakery business and a small portion of its foodservice bakery business to Bimbo for $959 million (which includes the assumption of $34 million of existing indebtedness). The purchase price is subject to various adjustments, including reduction by up to $140 million if and to the extent that Bimbo is required to divest certain amounts of assets in connection with obtaining regulatory approval.

The Purchase Agreement contains customary representations and warranties, covenants and indemnification obligations of the parties as set forth therein. Grupo Bimbo also is assuming the business' existing contractual and employee-related obligations.

In connection with the transaction, Sara Lee and certain of its subsidiaries, Bimbo and Grupo Bimbo will enter into various agreements related to intellectual property used in Sara Lee's fresh bakery business, including rights to use the "Sara Lee" trademark. These agreements provide that, at the closing of the transaction, the "Sara Lee" trademark will be contributed to a newly-formed special purpose vehicle, which will grant a perpetual, royalty-free license for the trademark to each of Sara Lee and Bimbo. Sara Lee will retain the right to sell, among other things, Sara Lee branded frozen desserts and protein products, such as sliced deli meats. Grupo Bimbo will have rights to use the Sara Lee brand in the fresh baked goods category globally, with the exception of Western Europe, Australia and New Zealand.

The consummation of the transaction is subject to customary closing conditions, including the expiration or termination of any required waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and the absence of certain legal impediments to the transaction. Each of Bimbo and Grupo Bimbo have agreed to use reasonable best efforts to promptly obtain all authorizations, consents, orders and approvals of governmental entities necessary for the consummation of the transaction, including the expiration or termination of the waiting period under the HSR Act, including the divestiture of assets and other actions to obtain such approvals, provided that such divestitures and other actions are commercially reasonable.

Sara Lee and Bimbo each may terminate the Purchase Agreement if the transaction (i) cannot be consummated due to an order, ruling or other action of a governmental authority that has become final and nonappealable, or (ii) is not consummated within twelve months after the date of the Purchase Agreement. In the event of any such termination as a result of the failure to obtain antitrust approval or imposition of an injunction under the antitrust laws, Bimbo must pay Sara Lee a $100 million fee.

The Purchase Agreement may also be terminated by Sara Lee upon the material, uncured breach by Bimbo or Grupo Bimbo of certain representations, warranties, covenants or other agreements contained in the Purchase Agreement and by Bimbo upon the material, uncured breach by Sara Lee of certain representations, warranties, covenants or other agreements contained in the Purchase Agreement.

Item 7.01 Regulation FD Disclosure.

On November 9, 2010, Sara Lee issued a press release announcing its entry into the Purchase Agreement. A copy of the press release is attached to this report as Exhibit 99 and is incorporated herein by reference. The information disclosed in this Item 7.01, including Exhibit 99 hereto, is being furnished and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference into any filing made under the Securities Act of 1933, except as expressly set forth by specific reference in such filing.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sara Lee Corporation

November 9, 2010	By:	Helen N. Kaminski

Name: Helen N. Kaminski
Title: Assistant General Counsel, Corporate & Securities

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Exhibit Index

Exhibit No.	Description

99	Press release dated November 9, 2010